Exhibit 99.1

ENTROPIC COMMUNICATIONS REPORTS FIRST QUARTER RESULTS

Conference Call to be Webcast Today at 1:30 p.m. Pacific Time

SAN DIEGO, Calif., April 24, 2012 — Entropic Communications, Inc. (NASDAQ: ENTR), a world leader in semiconductor solutions for the connected home, today reported its first quarter results for the period ended March 31, 2012. Entropic reported first quarter net revenues of $59.1 million, an increase of five percent compared with $56.2 million in the fourth quarter of 2011.

In accordance with U.S. generally accepted accounting principles (GAAP), the Company’s first quarter net income was $3.9 million, or $0.04 per share (diluted). This compares with GAAP net income of $2.3 million, or $0.03 per share (diluted) in the fourth quarter of 2011.

Non-GAAP net income in the first quarter was $10.6 million, or $0.12 per share (diluted), compared to non-GAAP net income of $10.2 million, or $0.12 per share (diluted) in the fourth quarter of 2011.

“Entropic recorded solid revenue growth and strong profitability for the quarter. This is indicative of the health of our core business, the value of our solutions to customers, and the strength of our operating model,” said Patrick Henry, president and CEO, Entropic Communications. “With the strength of our core business coupled with the addition of our recently closed acquisition of the Trident set-top box system-on-a-chip business, Entropic is poised to benefit from the roll out of advanced service offerings by Pay-TV service providers worldwide. As the only pure-play platform connected home entertainment company in the industry, we will continue to shape the market and provide solutions that enrich the home entertainment experience.”

	Three Months ended
(In millions, except per share data)	Mar. 31, 2012	Dec. 31, 2011	Mar. 31, 2011
Net revenues	$59.1	$56.2	$71.5
GAAP net income	$3.9	$2.3	$11.9
GAAP net income per share (basic)	$0.04	$0.03	$0.14
GAAP net income per share (diluted)	$0.04	$0.03	$0.13
Non-GAAP net income[1]	$10.6	$10.2	$19.6
Non-GAAP net income per share[1] (diluted)	$0.12	$0.12	$0.22

1.	Please refer to “Non-GAAP Financial Measures” below and the financial statements portion of this press release for an explanation of the non-GAAP financial measures contained in the table above and a reconciliation of such measures to the comparable GAAP financial measures.

Recent Highlights

Business Actions

•	Trident Microsystems’ Set-top Box (STB) System-on-a-Chip (SoC) Business: Entropic announced on April 12, 2012, it completed the acquisition of Trident Microsystems’ STB SoC

-more-

ENTROPIC COMMUNICATIONS REPORTS FIRST QUARTER 2012 RESULTS	PAGE 2

business creating the only pure-play company focused on connected home solutions for the world’s premier cable, telco and satellite service providers.

New Global Deployments

•

Brazil Market: Entropic and Prime Electronics & Satellitics Inc., a leading manufacturer of advanced digital satellite communication and wireless consumer electronic products, announced one of the largest telecommunications carriers in Brazil will deliver Direct-Broadcast Satellite (DBS) entertainment services to single family homes (SFH) via Entropic’s Channel Stacking Switch (CSS) single cable wire infrastructure.

•

China Market: Entropic announced its c.LINK® Broadband Access silicon has been deployed by Chengdu Multiple System Operator (MSO). The deployment, made possible through GD.LINK, an Ethernet-over-Coax (EoC) platform produced by Guangda, delivers video and broadband services which co-exist on a single coax infrastructure for Multiple Dwelling Units (MDUs) throughout the Chengdu, Sichuan region of China.

New International Partnerships

•

P&F USA: Entropic and P&F USA, the exclusive licensee for Philips Hospitality in North America announced a partnership to simplify the hospitality television experience. Philips hospitality televisions will be combined with Entropic’s Broadband Access silicon solution to enable both TV and broadband services to hotel rooms over existing coaxial cable; allowing guests to take advantage of new infotainment and over-the-top (OTT) video services via the hotel room TV.

•

CHANGHONG: Entropic announced a collaboration with CHANGHONG, a top regional supplier to Chinese MSOs, to bring next generation broadband access video and broadband services to the Chinese MDU market. CHANGHONG will provide EoC access equipment – powered by Entropic’s c.LINK Broadband Access silicon – to offer television, broadband and new IP-based video services to MDUs on the existing coaxial cable.

•

Sichuan Jiuzhou Electronic Technology Co., Ltd.: Entropic announced its c.LINK Broadband Access silicon will be integrated by Sichuan Jiuzhou Electronic Technology Co., Ltd. into its Passive Optical Network (PON) systems and STB solutions for the China EoC market.

For More Information

Entropic management will be holding a conference call today, April 24, 2012, at 1:30 p.m. Pacific Time/4:30 p.m. Eastern Time to discuss the Company’s results for the first quarter of fiscal 2012 and to provide guidance for the second quarter. You may access the conference call via any of the following:

Teleconference:	617-213-8855

Web Broadcast:	http://events.entropic.com/

Replay:	617-801-6888

Replay Passcode:	57542228

ENTROPIC COMMUNICATIONS REPORTS FIRST QUARTER 2012 RESULTS	PAGE 3

About Entropic Communications

Entropic Communications, Inc. (NASDAQ:ENTR) is a leading global provider of silicon and software solutions to enable connected home entertainment. The Company transforms how traditional HDTV broadcast and streaming video content is seamlessly, reliably, and securely delivered, processed, and distributed into and throughout the home. Entropic’s next-generation home connectivity and set-top box system-on-a-chip (SoC) solutions enable Pay-TV service providers to offer consumers a more captivating whole-home entertainment experience by delivering new, high-performing ways to connect, engage, and enjoy multimedia content. For more information, visit Entropic at: www.entropic.com.

Non-GAAP Financial Measures

This press release and the accompanying tables contain the following non-GAAP financial measures: net income and net income per share. These non-GAAP financial measures exclude the effects on the Statement of Operations of all forms of stock-based compensation, due diligence and other costs related to the Trident Microsystems transaction, the loss related to equity method investment, and the cash tax difference.

Management uses these non-GAAP financial measures to manage the Company’s business, including setting operating budgets and executive compensation plans. These non-GAAP measures are also used to (i) supplement the financial results and forecasts reported to the Company’s board of directors, (ii) evaluate the Company’s operating performance, (iii) compare the Company’s performance to internal forecasts, and (iv) manage the Company’s business and benchmarking performance internally. The non-GAAP measures have been made available to stockholders consistently in the past to provide transparency on how management manages the Company’s operating performance. Management believes that these non-GAAP operating measures are useful to investors, when used as a supplement to GAAP measures, in evaluating the Company’s ongoing operational performance.

The non-GAAP financial measures disclosed by the Company should not be considered in isolation or a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding our expectations for Entropic’s market penetration and overall market expansion, continued and/or future revenue, earnings and product sales growth and the factors that may contribute to such growth. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Entropic’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks associated with the Trident Microsystems acquisition including its integration into Entropic’s existing operations; our dependence on a limited number of customers and service providers for a substantial portion of our revenues; risks that the market for HD and SD video and other multi-media content delivery and networking solutions in the United States, China and elsewhere will not develop as we expect; risks associated with competing against larger and more established companies and our ability to compete successfully in the market for MoCA-compliant chipsets; risks associated with timely development and introduction of new or enhanced products; the risk that management’s financial estimates, including estimates used in the calculation of the effective cash tax rate upon which we base our non-GAAP earnings, will be different than expected; risks that our collaborations and partnerships will not yield their anticipated benefits; risks associated with adverse U.S. and international economic conditions; and other factors discussed in the “Risk Factors” section of Entropic’s Annual Report on Form 10-K for the year ended December 31, 2011. All forward-looking statements are

ENTROPIC COMMUNICATIONS REPORTS FIRST QUARTER 2012 RESULTS	PAGE 4

qualified in their entirety by this cautionary statement. Entropic is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Entropic Communications® and the stylized Entropic “curve” logo are either trademarks or registered trademarks of Entropic Communications, Inc. in the United States and/or other countries.

Investor Relations Contact:

Debra Hart

+1 858.768.3852

debra.hart@entropic.com

Media/Industry Analyst Contact:

Chris Fallon

+1 858.768.3827

chris.fallon@entropic.com

# # #

ENTROPIC COMMUNICATIONS, INC.

GAAP Condensed Consolidated Statements of Operations

(In thousands, except for per share information)

	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
	(unaudited)	(unaudited)	(unaudited)
Net revenues	$59,103	$56,169	$71,521
Cost of net revenues	25,911	25,341	31,939

Gross profit	33,192	30,828	39,582
Operating expenses:
Research and development	15,471	17,626	13,149
Sales and marketing	5,045	4,373	4,820
General and administrative	5,290	4,425	3,689

Total operating expenses	25,806	26,424	21,658

Income from operations	7,386	4,404	17,924
Loss related to equity method investment	(832)	(700)	—
Other income, net	290	278	189

Income before income taxes	6,844	3,982	18,113

Income tax provision	2,951	1,674	6,258

Net income	$3,893	$2,308	$11,855

Net income per share - basic	$0.04	$0.03	$0.14

Net income per share - diluted	$0.04	$0.03	$0.13

Weighted average number of shares used to compute net income per share - basic	87,342	87,017	85,408

Weighted average number of shares used to compute net income per share - diluted	89,337	88,600	89,321

ENTROPIC COMMUNICATIONS, INC.

GAAP Condensed Consolidated Balance Sheets

(In thousands)

	March 31	December 31,	March 31
	2012	2011	2011
	(unaudited)		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$106,615	$20,193	$35,405
Marketable securities	90,122	91,625	106,991
Accounts receivable	25,776	25,896	23,706
Inventory	20,217	20,253	35,363
Deferred tax assets, current	13,927	13,565	9,070
Prepaid expenses and other current assets	7,475	9,927	5,906

Total current assets	264,132	181,459	216,441
Property and equipment, net	10,637	11,250	11,626
Long-term marketable securities	37,657	104,708	36,734
Deferred tax assets, long-term	9,600	9,600	17,304
Other long-term assets	10,159	11,542	2,963

Total assets	$332,185	$318,559	$285,068

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,972	$11,559	$9,853
Accrued expenses and other current liabilities	5,191	4,078	4,550
Accrued payroll and benefits	5,459	3,835	4,994

Total current liabilities	24,622	19,472	19,397
Deferred rent	971	1,098	1,455
Other long-term liabilities	200	196	20
Stockholders’ equity	306,392	297,793	264,196

Total liabilities and stockholders’ equity	$332,185	$318,559	$285,068

ENTROPIC COMMUNICATIONS, INC.

Unaudited Reconciliation of Non-GAAP Adjustments

(In thousands, except for per share information)

This press release contains the following non-GAAP financial measures: net income and net income per share. The presentation of such measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Our non-GAAP net income and net income per share exclude the items listed below.

The following table sets forth such non-GAAP measures for the applicable periods as well as the reconciliation of such measures to the directly comparable GAAP measures for the periods shown.

	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
	(unaudited)	(unaudited)	(unaudited)
GAAP net income	$3,893	$2,308	$11,855
Non-GAAP adjustments:
Stock-based compensation:
Cost of net revenues	171	167	129
Research and development	1,630	1,675	1,433
Sales and marketing	419	541	428
General and administrative	922	938	964

Total stock-based compensation	3,142	3,321	2,954
Transaction and due diligence costs	1,547	1,415	—
Loss related to equity method investment	832	700	—
Income tax effects of pre-tax adjustments	(1,932)	(1,903)	(1,034)
Cash tax difference (1)	3,156	4,368	5,817

Total of non-GAAP adjustments	6,745	7,901	7,737

Non-GAAP net income	$10,638	$10,209	$19,592

Weighted average shares (basic)	87,342	87,017	85,408
Adjustment for dilutive shares	1,995	1,583	3,913

Weighted average shares (diluted)	89,337	88,600	89,321

GAAP net income per share (basic)	$0.04	$0.03	$0.14
Non-GAAP adjustments detailed above	0.08	0.09	0.08

Non-GAAP net income per share (diluted)	$0.12	$0.12	$0.22

(1)	The Company’s non-GAAP net income per share is calculated using the cash tax rate of 14%, (8%) and 7% for the three month periods ended March 31, 2012, December 31, 2011 and March 31, 2011, respectively. The estimated cash tax rate is the estimated tax payable on the Company’s projected tax returns as a percentage of estimated annual non-GAAP pre-tax net income. The Company uses an estimated cash tax rate to adjust for the historical variation in the effective book tax rate associated with the reversal of valuation allowances, the utilization of research and development tax credits, and the utilization of loss carryforwards which currently have an overall effect of reducing taxes payable. The Company believes that the cash tax rate provides a more transparent view of the Company’s operating results. The Company’s effective tax rate used for the purposes of calculating GAAP net income for the three month periods ended March 31, 2012, December 31, 2011 and March 31, 2011 was approximately 43%, 42% and 35%, respectively.